Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Helix Acquisition Corp. II

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	457(o)	17,250,000	(2)	$10.00	$172,500,000	0.00014760	$25,461

	Total Offering Amounts						$172,500,000		$25,461
	Total Fees Previously Paid								16,974
	Total Fee Offsets								—
	Net Fee Due(5)								$8,487

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes 2,250,000 Class A ordinary shares, which may be issued upon exercise of a 45-day over-allotment option granted to the underwriter.

(3)	This Amendment No.1 registers an additional 5,750,000 Class A ordinary shares for the initial public offering (including shares that may be issued if the underwriter’s over-allotment option is exercised in full). Accordingly, the Net Fee Due is equal to the product obtained by multiplying $57,500,000, which is the Maximum Aggregate Offering Price of the 5,750,000 Class A ordinary shares, by $0.0001476.